Exhibit 99.1

Monar International Inc. to Acquire Forthcoming Action
Sports Network Gravity Collection

Hong Kong, China (August 31, 2012) - Monar International Inc., (OTCBB: MNAI) today announced an agreement to acquire Denver-based multimedia company Gravity Collection Inc.

The new entity will operate as the Gravity Collection Extreme Sports Channel and be led by media veterans Harry S. Vested, Jr. and ESPN founding Chairman Stuart Evey.

Gravity Collection is expected to launch its extreme sports network in 23 countries worldwide, with the capability to reach 68 million homes, on October 1, 2012, delivering content including skiing, surfing, snowboarding, rock climbing, kayaking, windsurfing, motocross, mountain biking and other popular extreme sports.

“Our access to the public market will enable the company to raise the capital necessary to accelerate the actualization of our business plan and establish value for our stakeholders,” said Bill LeGan, Gravity’s senior vice president of business development. “The reaction to our plan has been very positive in both the media and financial quarters and, assisted by our elite management, directors and advisory board, we’re projecting to achieve and probably surpass our already aggressive growth plan.”

Gravity’s U.S. content strategy employs multiple channels to reach viewers consistent with how they access content, including a cable television channel, free and paid video-on-demand channels, Internet TV, online streaming channel and a mobile application.

Gravity’s content breadth will include feature films, documentary and television series – all aimed at family viewing in the action and extreme sports category.

Closing will be subject to satisfactory due diligence by Monar, preparation of U.S. GAAP financials of Gravity, and the entry into a formal agreement. At closing, Gravity’s management will assume total management of Monar and a majority of directors of Monar will be directors nominated by Gravity.

Forward Looking Statements
The matters discussed herein, as well as in future oral and written statements by management of Monar International Inc. are forward-looking statements, and are based on current management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Company Contact Information:

Contact:	Robert Clarke
E-mail:	ir@monarinc.com
Tel:	852-9738-1945
Address:	1103 United Success Commercial Centre
508 Jaffe Road
Causeway Bay, Hong Kong